EXHIBIT 99.3

COMPANY PRESS RELEASE

SUPREME INTERNATIONAL COMPLETES
ACQUISITION OF PERRY ELLIS INTERNATIONAL

ALL CASH TRANSACTION VALUED AT $75 MILLION

MIAMI--(BUSINESS WIRE)--April 7, 1999--Supreme International Corporation (Nasdaq: SUPI - NEWS) announced today that it has completed the acquisition of Perry Ellis International in a transaction valued at approximatelh $75 million.

With the completion of this transaction, Supreme International becomes the owner of the Perry Ellis brand names, which are licensed to a number of companies in the U.S.A. and abroad. Total annual retail sales for these companies' Perry Ellis branded products are estimated to be $900 million across 39 product categories.

George Feldenkreis, Chairman and Chief Executive Officer of Supreme, stated, "The acquisition of Perry Ellis marks our Company's entrance into the Designer Collections arena. It is with great excitement that Supreme assumes the responsibility of taking Perry's vision into the new millennium. We look forward to working with the Perry Ellis licensees to fully develop the equity of the brand."

Supreme International designs, imports, and markets men's fashion sportswear under a variety of names including Crossings/register mark/, Natural Issue/register mark/ Grand Slam/register mark/, Penguit Sport/trademark/, Munsingwear/register mark/, John Henry/register mark/, Manhattan/register mark/, Alexander Martin/register mark/, Andrew Fezza/register mark/, Ping/register mark/ and PNB Nation/register mark/ among others. Supreme's products are sold to department stores, chain stores, specialty stores, and mass merchants throughout North America and other countries.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Supreme's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.
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CONTACT:

      Supreme International Corporation, Miami
      George Feldenkreis, 305/592-2830
      Chairman & Chief Executive Officer
      or
      Morgen-Walke Associates, New York
      Investor Relations:
      Shannon Moody/Kiron Bloom
      Press: Michael McMullan
      212-850-5600